EXHIBIT 10.25
March 11, 1998



Mr. William J. Lauricella
116 Gristmill Road
Monroe, CT 06468

Dear Mr. Lauricella:

    This Agreement sets forth the terms of your employment with Baldwin Technology Company, Inc., a Delaware corporation (the "Company"), and is effective as of July 1, 1997, and unless sooner terminated, shall expire on June 30, 2003.
1. DUTIES. During the term of your employment hereunder, you shall be employed as the Chief Financial Officer of the Company, and you shall direct and manage the financial business, affairs and property of the Company subject to the direction of the Chief Executive Officer of the Company (the "Chief Executive Officer").
2. COMPENSATION. As compensation for your services during the term of your employment hereunder:
    A. Salary. You shall be paid a salary at the annual rate of one-hundred eighty-one thousand four-hundred and forty dollars ($181,440) (hereinafter referred to as your "base salary"), payable in appropriate installments to conform with regular payroll dates for salaried personnel of the Company. Notwithstanding the foregoing, in determining the amount of the appropriate installments referred to above, the base salary amount is to be reduced by any premiums in excess of one thousand dollars ($1,000.00) paid by the Company on a split-dollar insurance policy in accordance with the agreement, dated September 29, 1994, between you and the Company, as such agreement may be modified from time to time. (As of July 1, 1997, the amount by which the base salary is reduced is $8,500.00).
    B. Reviews and Adjustments. On or about April 24, 1998 and each succeeding April 24 during the term of your employment hereunder, your performance shall be reviewed by the Chief Executive Officer and your attainment of mutually agreed-upon objectives evaluated; your base salary for the ensuing twelve (12) months commencing on such April 24 may be adjusted, subject to approval by the Compensation Committee of the Board of Directors of the Company, in accordance with your level of performance. In no case, however, will any such adjustment to your salary ever be a negative amount unless you expressly agree to such a reduction.
    C. Incentive Compensation. During the term of your employment hereunder, and at such other times subsequent thereto as are otherwise set forth herein, you shall be paid annually, within three (3) months of the end of each fiscal year, beginning with the fiscal year ending June 30, 1998, incentive compensation in an amount determined for such fiscal year under the Company's Executive and Key Person Cash Incentive Program (the "Incentive Program") as in effect at that time.
    D.   Deferred Compensation. On the first day of each month
that you are still performing services under the terms of this Agreement, the Company shall accrue for your benefit deferred compensation (the "Deferred Compensation") in the amount of three-thousand seven hundred and fifty dollars ($3,750).The sum of all such monthly accruals of Deferred Compensation shall constitute the "Aggregate Deferred Compensation". The Aggregate Deferred Compensation, to the extent vested, is to be paid to you in equal monthly installments, over a ten (10) year period beginning at such times as are set forth in this Agreement. Wherever so used in this Agreement, the term "Monthly Deferred Compensation" shall mean the Aggregate Deferred Compensation divided by one-hundred-twenty (120) months. Effective July 1, 1997 the Aggregate Deferred Compensation has vested to the extent of 40%, as of June 30, 1998 it shall be vested to the extent of 50%, as of June 30,1999 it shall be vested to the extent of 60%, as of June 30, 2000 it shall be vested to the extent of 70%, as of June 30, 2001 it shall be vested to the extent of 80%, as of June 30, 2002 it shall be vested to the extent of 90%, and as of June 30, 2003 it shall be vested to the extent of 100% so that as of the latter date the full amount of the Aggregate Deferred Compensation shall be due and payable in the instances set forth elsewhere in this Agreement.
3. Stock and Loans. In order to permit you (but only if you, in your sole discretion so elect) to purchase shares of the Company's Class B Common Stock, par value $.01 per share (the "Class B Stock"), that may become available from time to time, you shall be eligible, to the extent allowable under the Company's various loan covenants or any other legal restrictions under which the Company may operate, to obtain loans from the Company in the aggregate principal amount of up to twice your then-current base salary which shall be used by you to purchase such shares of Class B Stock. Any loans made under this section shall (i) not exceed one million dollars ($1,000,000.00) in the aggregate, (ii) bear interest, payable annually, at a rate equal to the Company's borrowing rate (as adjusted on the first day of each calendar quarter) on its U.S. short-term banking facilities, (iii) require pledging by you to the Company of all shares of Class B Stock purchased using the proceeds of any such loans (until sold in part or in full as described herein), and (iv) require repayment by you within six (6) months of the last day of your employment by the Company, except in case of your death, in which instance repayment shall be within twelve (12) months of the date of your death. Notwithstanding anything to the contrary contained in this Paragraph 3, if at any time you sell any of such shares of Class B Stock while any amount of any said loan remains unpaid, you shall, within five (5) days of receipt of the funds from such sale, pay to the Company, in repayment of part or all, as the case may be, of any said loan, an amount equal to (a) that amount (the "Principal Repayment") equal to the product of
(i) the aggregate unpaid amount of all such loans, multiplied by
(ii) a fraction, the numerator of which is the number of shares of the Class B Stock sold and the denominator of which is the number of shares of Class B Stock purchased using the proceeds of all such loans (provided, however that the Principal Repayment shall not exceed the unpaid balance of all such loans), plus (b) any accrued but unpaid interest on the amount of the Principal Repayment to the date of such repayment.
4.  INSURANCE.   During the term of your employment hereunder, the
Company, subject to your insurability, shall (i) pay the premiums on a contract or contracts of life insurance on your life providing for an aggregate death benefit of five hundred thousand dollars ($500,000), which contract or contracts will be owned by you, your spouse or such other party as may be designated by you; (ii) purchase key person term life insurance on your life in the aggregate amount of one million dollars ($1,000,000), which contract or contracts will be owned by the Company; provided, however, that upon your death if there are any loans outstanding between you and the Company pursuant to Section 3 of this Agreement, the Company agrees to pay to your survivors or estate an amount equal to the unpaid balance of such loans, up to but not exceeding five hundred thousand dollars ($500,000), of the death benefits received by the Company from such key person term life insurance policy.
5. REIMBURSEMENT OF EXPENSES. In addition to the compensation provided for herein, the Company shall reimburse to you, or pay directly, in accordance with the policies of the Company as in effect at the time, all reasonable expenses incurred by you in connection with the business of the Company, and its subsidiaries and affiliates, including but not limited to business-class travel if overseas, reasonable accommodations, and entertainment, subject to documentation in accordance with the Company's policy.
6.  EXTENT OF SERVICES.
    A.   In General.  During the term of your employment
hereunder, you shall devote your best and full-time efforts to the business and affairs of the Company.
    B. Limitation on Other Services. During the term of your employment hereunder, you shall not undertake employment with, or participate in the conduct of the business affairs of, any other person, corporation, or entity, except at the direction or with written approval of the Board of Directors of the Company.
    C. Personal Investments. Nothing herein shall preclude you from having, making, or managing personal investments which do not involve your active participation in the affairs of the entities in which you so invest, but, unless approved in writing by the Board of Directors of the Company, during the term of your employment hereunder, you shall not have more than a one percent (1%) ownership interest in any entity which is directly competitive with any business conducted by the Company at that time. The phrase "conducted by the Company" as used in this Paragraph 6C and in Paragraph 13 hereof shall mean the business conducted by the Company or by any corporation or other entity in which the Company owns fifty percent (50%) or more of the stock or equity interests (either voting or non-voting) in such other entity (a "Subsidiary").
7. LOCATION. Your duties hereunder shall be performed for the Company worldwide, with substantial time in the Company's offices in Norwalk, Connecticut.
8.  VACATION; OTHER BENEFITS.
    A. Vacation. During the term of your employment hereunder, you shall be entitled to a vacation or vacations, with pay, in accordance with the Company's vacation policy as in effect at the time. At the sole discretion of the Chief Executive Officer you may be granted additional paid vacation days; such variations are to be confirmed, in advance, in writing. You may accumulate up to twelve (12) weeks vacation, but not more than three (3) weeks from any single prior year. Any such accumulated vacation may be used in any subsequent year or years (but no more than two (2) weeks of such accumulated vacation in any one year) in addition to the vacation to which you are entitled for each such year.
    B. The Company's Benefit Plans. During the term of your employment hereunder, you shall be eligible for inclusion, to the extent permitted by law, as a full-time employee of the Company or any Subsidiary, in any and all (i) pension, profit sharing, savings, and other retirement plans and programs as in effect at the time, (ii) life and health (medical, dental, hospitalization, short-term and long-term disability) insurance plans and programs as in effect at the time, (iii) stock option and stock purchase plans and programs as in effect at the time, (iv) accidental death and dismemberment protection plans and programs as in effect at the time, (v) travel accident insurance plans and programs as in effect at the time, and (vi) other plans and programs sponsored by the Company or any Subsidiary for employees or executives generally as in effect at the time, including any and all plans and programs that supplement any or all of the foregoing types of plans or programs.
    C. Automobile, Professional Services and Club Dues. During the term of your employment hereunder, (i) the Company shall provide an automobile for your use pursuant to the Company's written policy on company autos as in effect at that time; (ii) the Company shall reimburse to you, or pay directly, upon submission by you to the Company of statements for services, the amounts payable by you to any person or persons of your choice that you retain to advise you with regard to financial, investment, and tax matters, including any related legal fees; provided, however, that the costs for such services for which you shall be reimbursed or which shall be paid shall not, in the aggregate, exceed five thousand dollars ($5,000) per fiscal year beginning with the fiscal year ending June 30, 1998; and (iii) the Company shall reimburse to you, or pay directly, upon submission by you to the Company of invoices for same, a reasonable annual membership or user fee at a health, fitness, golf, tennis, social or other similar club, provided, however, that said fee for which you shall be reimbursed or which shall be paid shall not exceed three thousand dollars ($3,000.00) per fiscal year beginning with the fiscal year ending June 30, 1998.
9.  TERMINATION OF EMPLOYMENT.
In the event your employment is terminated for any of the reasons set forth under this Paragraph 9, the Company shall pay to you or your legal representative, estate or heirs, as the case may be, the following amounts, which are in addition to the amounts stipulated under any subparagraph of this Paragraph 9:
    (i) A single lump sum payment, not later than the last day of your employment, of:
         (a) Any accrued but unpaid salary set forth in Paragraph 2A (as adjusted by Paragraph 2B) hereof, including salary in respect of any accrued and accumulated vacation, due to you at the date of such termination; and
         (b)  Any amounts owing, but not yet paid, pursuant to
Paragraph 5 hereof.
    (ii) Any accrued but unpaid incentive compensation as set
forth in Paragraph 2C hereof due to you at the date of such termination for the fiscal year ending on or immediately prior to the date of such termination which shall be paid within three (3) months of the end of such fiscal year.
    A. Termination by the Company Without Cause. The Company may, without cause, terminate your employment hereunder at any time upon ten (10) or more days' written notice to you. In the event your employment is terminated under this Paragraph 9A, the Company shall pay to you the following:
         (i) A single lump sum payment, not later than the last day of your employment, of severance pay in an amount equal to your then current annual base salary as defined in Paragraph 2A (as adjusted by Paragraph 2B) hereof;
         (ii) A single lump sum payment of any incentive compensation set forth in Paragraph 2C hereof earned in the fiscal year of the termination of your employment, which incentive compensation shall be determined on the basis of the Company's operations through June 30 of such fiscal year, and shall be pro-rated through the last day of your employment, and shall be paid within three (3) months of such June 30; and
         (iii) To the extent vested, the Monthly Deferred Compensation with the first payment beginning on the first day of the month immediately succeeding the last day of your employment. The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraph 12 and Paragraph 13 hereof.
B. Termination by the Company With Cause. The Company may, for cause, terminate your employment hereunder at any time by written notice to you. In the event your employment is terminated under this Paragraph 9B, you shall forfeit the incentive compensation set forth in Paragraph 2C hereof for the fiscal year in which such termination or resignation occurs. In the event your employment is terminated under this paragraph 9B, the Company shall pay to you, to the extent vested, the Monthly Deferred Compensation as set forth in Paragraph 2D with the first payment beginning on the first day of the month immediately succeeding the month in which you attain the age of 55.
The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraph 12 and Paragraph 13 hereof. For purposes of this Agreement, the term "cause" shall mean (1) a failure by you to remedy, within ten (10) days of the Company's written notice to you, either (a) a continuing neglect in the performance of your duties under this Agreement, or (b) any action taken by you that seriously prejudices the interests of the Company, or (2) your conviction of a felony.
    C. TERMINATION BY MUTUAL CONSENT. You may terminate your employment hereunder at any time with the written consent of the Company. In the event your employment is terminated pursuant to this paragraph 9C, the Company shall pay to you the following:
         (i) A single lump sum payment, of any incentive compensation set forth in Paragraph 2C hereof earned in the fiscal year of the termination of your employment, which incentive compensation shall be determined on the basis of the Company's operations through June 30 of such fiscal year, and shall be pro-rated through the last day of your employment, and shall be paid within three (3) months of such June 30; and
         (ii) To the extent vested, the Monthly Deferred Compensation as set forth in Paragraph 2D with the first monthly payment beginning on the first day of the month immediately succeeding the last day of your employment.
The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraph 12 and Paragraph 13 hereof.
    D. DISABILITY. If you should suffer a Permanent Disability at any time, the Company may terminate your employment hereunder upon ten (10) or more days' prior written notice to you. For purposes of this Agreement, a "Permanent Disability" shall be deemed to have occurred only when you are qualified for benefits under the Company's Long Term Disability Insurance Policy. In the event of the termination of your employment hereunder by reason of Permanent Disability, the Company shall pay to you or your legal representative:
         (i)  In conformity with regular payroll dates for
salaried personnel of the Company, an amount equal to fifty percent (50%) of the base salary you were receiving at the date of such termination under Paragraph 2A hereof (as adjusted by Paragraph 2B hereof), payable until you attain the age of 65 or die, whichever occurs first; provided, however, that the amount payable under this Paragraph 9D(i) shall be reduced to the extent of any payments made to you through any Company-sponsored group long term disability plan and also to the extent of any payments made to you under any other long term disability insurance policy (the "Supplemental LTD Policy") where the premiums for said Supplemental LTD Policy have either been paid by the Company or reimbursed to you by the Company.
         (ii) Any incentive compensation set forth in Paragraph 2C hereof earned in the fiscal year in which the termination of your employment occurs, which incentive compensation shall be determined on the basis of the Company's operations through June 30 of such fiscal year, and shall be pro-rated through the last day of your employment, and shall be paid within three (3) months of such June 30;
         (iii) Upon your attainment of age 65 or your death, whichever occurs first, to the extent vested, the Monthly Deferred Compensation as set forth in Paragraph 2D with the first monthly payment beginning on the first day of the month immediately succeeding the month in which you attained the age of 65 or died. The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraph 12 and Paragraph 13 hereof.
    E. Termination by Death. In the event of the termination of your employment by reason of death, at any time, the Company shall pay to your legal representative, estate or heirs:
         (i) Any incentive compensation set forth in Paragraph 2C hereof earned in the fiscal year in which the termination of your employment occurs, which incentive compensation shall be determined on the basis of the Company's operations through June 30 of such fiscal year, and shall be pro-rated through the last day of your employment, and shall be paid within three (3) months of such June 30;
         (ii) To the extent vested, the Monthly Deferred Compensation as set forth in Paragraph 2D with the first monthly payment beginning on the first day of the month immediately succeeding the last day of your employment.
The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraph 12 and Paragraph 13 hereof.
    F. Termination Upon Expiration of Agreement. If not previously terminated, your employment with the Company shall terminate upon the expiration of the full term of this Agreement on June 30, 2003. Upon the expiration of this agreement the Company shall pay to you the Monthly Deferred Compensation as set forth in Paragraph 2D hereof, with the first monthly payment beginning on the first day of the month immediately succeeding the month in which you shall have attained the age of 55.
The Company shall have no further obligation to you under this Agreement and you shall have no further obligation to the Company under this Agreement except as provided in Paragraph 12 and Paragraph 13 hereof.
10. SOURCE OF PAYMENTS. All payments provided for hereunder shall be paid from the general funds of the Company. The Company may, but shall not be required to, make any investment or investments whatsoever, including the purchase of a life insurance contract or contracts on your life, to provide it with funds to satisfy its obligations hereunder; provided, however, that neither you nor your beneficiary or beneficiaries, nor any other person, shall have any right, title, or interest whatsoever in or to any such investments or contracts. If the Company shall elect to purchase a life insurance contract or contracts on your life to provide the Company with funds to satisfy its obligations hereunder, the Company shall at all times be the sole and complete owner and beneficiary of such contract or contracts, and shall have the unrestricted right to use all amounts and to exercise all options and privileges thereunder without the knowledge or consent of you, your beneficiary or beneficiaries, or any other person, it being expressly agreed that neither you, any such beneficiary or beneficiaries, nor any other person shall have any right, title, or interest whatsoever in or to any such contract or contracts unless expressly provided otherwise in this Agreement.
11. ENFORCEMENT OF RIGHTS. Nothing in this Agreement, and no action taken pursuant to its terms, shall create or be construed to create a trust or escrow account of any kind, or a fiduciary relationship between the Company and you, your beneficiary or beneficiaries, or any other person. You, your beneficiary or beneficiaries, and any other person or persons claiming a right to any payments or interests hereunder shall rely solely on the unsecured promise of the Company, and nothing herein shall be construed to give you, your beneficiary or beneficiaries, or any other person or persons, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, or property of any kind whatsoever owned by the Company or in which it may have any right, title, or interest now or in the future, but you or your beneficiary or beneficiaries shall have the right to enforce a claim for benefits hereunder against the Company in the same manner as any unsecured creditor.
12. INVENTIONS AND CONFIDENTIAL INFORMATION. So long as you shall be employed by the Company, you agree promptly to make known to the Company the existence of any and all creations, inventions, discoveries, and improvements made or conceived by you, either solely or jointly with others, during the term of this Agreement and for three (3) years thereafter, and to assign to the Company the full exclusive right to any and all such creations, inventions, discoveries, and improvements relating to any subject matter with which the Company is now or shall become concerned, or relating to any other subject matter if made with the use of the Company's time, materials, or facilities. To the fullest extent permitted by law, any and all of the foregoing creations, inventions, discoveries and improvements shall be considered as "work-made-for-hire" and the Company shall be the owner thereof. You further agree, without charge to the Company but at its expense, if requested to do so by the Company, to execute, acknowledge, and deliver all papers, including applications or assignments for patents, trademarks, and copyrights relating thereto, as may be considered by the Company to be necessary or desirable to obtain or assign to the Company any and all patents, trademarks, or copyrights for any and all such creations, inventions, discoveries, and improvements in any and all countries, and to vest title thereto in the Company in all such creations, inventions, discoveries, and improvements as indicated above conceived during your employment by the Company, and for three (3) years thereafter. You further agree that you will not disclose to any third person any trade secrets or proprietary information of the Company, or use any trade secrets or proprietary information of the Company in any manner, except in the pursuit of your duties as an employee of the Company, and that you will return to the Company all materials (whether originals or copies) containing any such trade secrets or proprietary information (in whatever medium) on termination of your employment by the Company. The obligations set forth in this Paragraph 12 shall survive the termination of your employment hereunder. This Paragraph 12 replaces a previous agreement executed by you pertaining to this subject, which prior agreement is now null and void.
13. RESTRICTIVE COVENANT. For a period of three (3) years after the termination of your employment by the Company, you shall not, in any geographical location at which there is at that time business conducted by the Company which was conducted by the Company at the date of such termination, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with, the ownership, management, operation, or control of, any business similar to or competitive with such business conducted by the Company without the written consent of the Company; provided, however, that you may have an ownership interest of up to one percent (1%) in any entity, notwithstanding that such entity is directly competitive with any business conducted by the Company at the date of such termination.
14. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach or asserted breach thereof, shall be settled by arbitration to be held in New York, New York in accordance with the rules then obtaining of the American Arbitration Association, and the judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator shall determine which party shall bear the costs of such arbitration, including attorneys' fees.
15. NON-ASSIGNABILITY. Your rights and benefits hereunder are personal to you, and shall not be alienated, voluntarily or involuntarily, assigned or transferred.
16. BINDING EFFECT. This Agreement shall be binding upon the parties hereto, and their respective assigns, successors, executors, administrators, and heirs. In the event the Company becomes a party to any merger, consolidation, or reorganization, this Agreement shall remain in full force and effect as an obligation of the Company or its successors in interest. None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against you or your beneficiary or beneficiaries, nor shall you or any such beneficiary or beneficiaries have any right to transfer or encumber any right or benefit hereunder; provided, however, that the undistributed portion of the Aggregate Deferred Compensation shall at all times be subject to set-off by the Company for debts owed by you to the Company.
17. ENTIRE AGREEMENT.  This Agreement contains the entire
agreement relating to your employment by the Company. It may only be changed by written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, deletion or revocation is sought.
18. NOTICES. All notices and communications hereunder shall be in writing, sent by certified or registered mail, return receipt requested, postage prepaid; by facsimile transmission, time and date of receipt noted thereon; or by hand-delivery properly receipted. The actual date of receipt as shown by the receipt therefor shall determine the time at which notice was given. All payments required hereunder by the Company to you shall be sent postage prepaid, or, at your election, shall be transferred to you electronically to such bank as you designate in writing to the Company, including designation of the applicable electronic address. The foregoing items (other than any electronic transfer to you) shall be addressed as follows (or to such other address as the Company or you may designate in writing from time to time):
    To you:                  To the Company:
    William J. Lauricella    Baldwin Technology Company, Inc.
    116 Gristmill Road       One Norwalk West
    Monroe, CT               40 Richards Avenue
                             Norwalk, CT 06854

19. LAW TO GOVERN. This Agreement shall be governed by, and construed and enforced according to, the laws of the State of Connecticut without giving effect to the principles of conflict of laws.
                             Very truly yours,
                             BALDWIN TECHNOLOGY COMPANY, INC.

                             By:__________________________________
                                  Gerald A. Nathe
                                  Its President
                                  Duly Authorized

AGREED TO AND ACCEPTED:


_________________________________
William J. Lauricella